Exhibit 99.1
Contact:
David Fraser
Philip Morris International
T. +41 (0)58 242 4500
E. david.fraser@pmi.com

Vectura Fertin Pharma, Inc., a Subsidiary of Philip Morris International, Announces Agreement for Sale of Vectura Group to Molex

STAMFORD, CT—SEPT. 17, 2024—Vectura Fertin Pharma, Inc., an affiliate of Philip Morris International Inc. (PMI) (NYSE: PM), today announces the sale of its subsidiary Vectura Group Ltd. (Vectura) to Molex Asia Holdings Ltd., and the establishment of master service agreements to develop Vectura Fertin Pharma’s inhaled therapeutics proprietary pipeline. Vectura will be operated by Phillips Medisize, a Molex company. The sale includes upfront cash consideration of GBP 150 million, subject to customary purchase price adjustments, and potential deferred payments of up to GBP 148 million. The transaction is subject to customary closing conditions, including regulatory approval.

“In line with our ambitions, Vectura has enabled us to develop a proprietary pipeline of inhaled therapeutics, and we remain committed to driving innovation in this space over the long-term,” said Jacek Olczak, PMI Chief Executive Officer.

PMI’s 2021 acquisition of Vectura has been instrumental in kick-starting Vectura Fertin Pharma’s development of inhaled therapeutics, bringing to the company specialist knowledge, technologies, and formulation science. However, despite the investment and commitment to developing products and therapies vital to patients, unwarranted opposition to PMI’s transformation has impacted Vectura’s scientific engagement and commercial CDMO relationships.

Mr. Olczak added: “With its experience in pharmaceutical drug delivery devices and its global manufacturing footprint, Phillips Medisize is best placed to lead Vectura into the future—while releasing it from the unreasonable burden of external constraints and criticism related to our ownership.”

The remaining units of Vectura Fertin Pharma will continue to operate as a separate company under PMI’s ownership and will be given a new corporate identity. This business will focus on developing and commercializing oral consumer health and wellness offerings and inhaled prescription products for therapy areas that include pain management and cardiovascular emergencies.

Phillips Medisize is a global company that designs, engineers, and manufactures drug delivery systems, medical devices, and in vitro diagnostic products. The company’s more than 6,000 employees collaborate with customers at 29 sites throughout North America, Europe, and Asia. Adding the Vectura team and its market-leading capabilities in inhalation aligns with Phillips Medisize’s stated mission of working with customers to develop innovative products that help people live healthier, more productive lives.

Notes To Editor

Definitions:
•CDMO: contract development and manufacturing organization

Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is a leading international tobacco company, actively delivering a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products. Since 2008, PMI has invested over $12.5 billion to develop, scientifically substantiate, and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. In 2022, PMI acquired Swedish Match—a leader in oral nicotine delivery—creating a global smoke-free champion led by the companies’ IQOS and ZYN brands. The U.S. Food and Drug Administration has authorized versions of PMI’s IQOS devices and consumables and Swedish Match’s General snus as Modified Risk Tobacco Products, and renewal applications for these products are presently pending before the FDA. As of June 30, 2024, PMI’s smoke-free products were available for sale in 90 markets, and PMI estimates that 36.5 million adults around the world use PMI’s smoke-free products. Smoke-free business accounted for approximately 38% of PMI’s total first-half 2024 net revenues. With a strong foundation and significant expertise in life sciences, PMI announced in February 2021 its ambition to expand into wellness and healthcare areas and, through its Vectura Fertin Pharma business, aims to enhance life through the delivery of seamless health experiences. “PMI” refers to Philip Morris International Inc. and its subsidiaries. For more information, please visit www.pmi.com and www.pmiscience.com.
About Phillips Medisize
Phillips Medisize, a Molex company, collaborates with leading pharmaceutical, medical technology and in vitro diagnostic companies to design, engineer and manufacture life-saving innovations. A contract development and manufacturing organization (CDMO), Phillips Medisize leverages its 60 years of expertise and globally renowned capabilities to deliver products and solutions that annually help millions of patients, healthcare professionals and individuals live healthier, more productive lives. For more information, visit www.phillipsmedisize.com.
About Molex
Molex is a global electronics leader committed to making the world a better, more connected place. With a presence in more than 40 countries, Molex enables transformative technology innovation in the automotive, data center, industrial automation, healthcare, 5G, cloud and consumer device industries. Through trusted customer and industry relationships, unrivaled engineering expertise, and product quality and reliability, Molex realizes the infinite potential of Creating Connections for Life. For more information, visit www.molex.com.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and goals and other forward-looking statements, including statements regarding the timing of and ability to complete the Vectura sale transaction; expected benefits of the transaction and of the continuing commercial relationship; the receipt of deferred payments; expected operational performance; and business plans and strategies. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI. The factors that may adversely impact the anticipated outcomes include, among others: the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; the outcome of any legal proceedings that may be instituted against the parties or others related to the transaction agreement; conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties' ability to meet expectations regarding the timing, completion and other elements of the transaction may be different than currently planned; and the possibility that the expected benefits of the transaction, of the continuing commercial relationship between the parties, or of PMI’s business plans and strategies may not materialize in the expected manner or timeframe, if at all. PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI's Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2023, and the Quarterly Report on Form 10-Q for the second quarter ended June 30, 2024. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.